Exhibit 99
Press Release

Contact:	Claire M. Gulmi Executive Vice President and Chief Financial Officer (615) 665-1283
AMSURG NAMES PHILLIP CLENDENIN SENIOR VICE PRESIDENT
CORPORATE SERVICES
NASHVILLE, Tenn. — (February 2, 2009) — AmSurg Corp. (NASDAQ: AMSG) today announced that Phillip A. Clendenin, age 44, has been named Senior Vice President Corporate Services. Clendenin, who will join AmSurg in March 2009 and assume responsibilities presently held by retiring Senior Vice President, Royce Harrell, brings 20 years of healthcare management experience to AmSurg, most recently as Chief Executive Officer of the River Region Health System in Vicksburg, Mississippi for Community Health Systems. He previously held management positions with Triad Hospitals, HCA and National Medical Enterprises. Clendenin received his B.S. in business administration from the University of Tennessee at Martin, and holds a master’s degree in health administration from Washington University School of Medicine.
     “We’re pleased to welcome Phillip to our senior management team,” said Christopher A. Holden, AmSurg’s President and Chief Executive Officer. “He has a distinguished record and reputation in health care system management. He is a strong advocate for physicians and clinical caregivers, and his experience and perspective will undoubtedly expand the breadth and depth of our leadership.”
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At September 30, 2008, AmSurg owned a majority interest in 176 continuing centers in operation and had three centers under development.
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